NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Depositary Receipts (Representing Class A Units of Limited Partner's Interests) (the 'Depositary Receipts') of ML Macadamia Orchards, L.P. (the 'Company') from listing and registration on the Exchange at the opening of business on January 22, 2009, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Depositary Receipts are no longer suitable for continued listing and trading on the Exchange. The Company had fallen below the Exchange's continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, which is the minimum threshold for listing. 1. The Exchange's Listed Company Manual, Sections 802.01B, states, in part, that the Exchange would promptly delist a security of either a domestic or non-U.S. issuer when: The issuer's average global market capitalization over a consecutive 30 trading-day period falls below $25,000,000, regardless of the original standard under which the issuer listed. 2. The Exchange, on November 20, 2008, determined that the Depositary Receipts should be suspended from trading before the opening of the trading session on November 25, 2008, and directed the preparation and filing with the Commission of this application for the removal of the Depositary Receipts from listing and registration on the Exchange. The NYSE had previously announced on November 13, 2008, that trading would be suspended prior to the opening on November 21, 2008. The Company was notified verbally on October 27, 2008, November 13, 2008 and by letter on November 14, 2008. 3. Pursuant to the above authorization, press releases was issued on November 13, 2008 and on November 20, 2008, and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on November 13, 2008 and other various dates of the proposed suspension of trading in the Depositary Receipts. Similar information was included on the Exchange's website. Trading in the Depositary Receipts on the Exchange was suspended before the opening of the trading session on November 25, 2008. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist the Depositary Receipts, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specific time period.